EXHIBIT 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION ANNOUNCES INTENTION TO

COMMENCE EXCHANGE OFFER FOR PUBLICLY HELD SHARES OF

FIRST ADVANTAGE CORPORATION

—Exchange Ratio of 0.58 First American Shares for Each Share of First Advantage—

SANTA ANA, Calif., Oct. 8, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced that it intends to commence an exchange offer for all publicly held shares of the common stock of its subsidiary, First Advantage Corporation (NASDAQ: FADV). First American currently owns indirectly or controls approximately 80 percent of First Advantage’s common stock.

Under the proposed terms of the exchange offer, First Advantage’s stockholders would receive 0.58 of a First American common share for each share of First Advantage common stock tendered in the exchange offer and accepted for purchase by First American. Based on First American’s closing stock price on Oct. 7, 2009, the exchange ratio represents an offer price of $18.86 per share and a 48 percent premium to First Advantage’s closing stock price on June 26, 2009, the last trading day prior to the announcement by First American of its intention to acquire First Advantage.

“I am pleased to announce the commencement of our exchange offer to First Advantage stockholders,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “This transaction complements our ongoing efforts to enhance the flexibility and reduce the complexity of our organization in anticipation of the separation of our Information Solutions and Financial Services businesses.”

Among other conditions, the exchange offer will be subject to a nonwaivable condition that the exchange offer be accepted by a majority of the outstanding shares of First Advantage common stock held by the public (excluding shares held by First American and its affiliates; directors and officers of First American and First Advantage; and Experian Information Solutions, Inc., a partner in a joint venture through which First American owns a portion of its First Advantage shares) and a further waivable condition that upon consummation of the exchange offer First American will own or control at least 90 percent of each class of outstanding First Advantage shares (after giving effect to the conversion of the Class B shares into Class A shares on a one-for-one basis). The complete terms and conditions of First American’s exchange offer

First American Announces Intention To Commence Exchange Offer for FADV

will be set forth in a prospectus expected to be filed in the near future with the Securities and Exchange Commission (the “SEC”) and mailed to First Advantage stockholders. If the exchange offer is successfully consummated, First American intends to acquire any remaining shares at the same exchange ratio through a short-form merger.

First Advantage has informed First American that a special committee of its board of directors consisting of directors unaffiliated with First American, has determined that it will recommend, on behalf of First Advantage’s board, that First Advantage stockholders tender their shares in the exchange offer at the exchange ratio.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Important Information About the Proposed Exchange Offer

The proposed exchange offer described in this press release has not yet commenced. The description contained in this press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell securities. If and when the proposed exchange offer is commenced, First American will file a Registration Statement on Form S-4 and a tender offer statement on Schedule TO with the SEC. First Advantage stockholders should read the prospectus filed by First American, if and when it becomes available, and any other filings made by First American with the SEC in connection with the proposed exchange offer, as they will contain important information. The prospectus and Schedule TO, if and when filed, as well as First American’s other public SEC filings, can be obtained at www.firstam.com Public filings for First American can be obtained without charge at the SEC’s Web site at www.sec.gov.

First American Announces Intention To Commence Exchange Offer for FADV

Forward-Looking Statements

Certain statements made in this press release, including but not limited to those related to the commencement of the proposed offer to exchange First American common shares for shares of common stock of First Advantage Corporation and the timing of the mailing and filing of the prospectus related thereto, the exchange ratio and other terms and conditions of the exchange offer and the acquisition of remaining shares through a short-form merger; First American’s ongoing efforts to enhance the flexibility and reduce the complexity of its organization in anticipation of the proposed separation of First American’s Information Solutions and Financial Services businesses; and the recommendation by a special committee of First Advantage’s board of directors, on behalf of First Advantage’s board, that First Advantage stockholders tender their shares in the exchange offer at the exchange ratio, are forward-looking statements. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements, include: the inability to satisfy the conditions to the consummation of the exchange offer or the subsequent merger; failure to realize or delay in the realization of the expected cost savings and other synergies from the transaction; operational disruption during the pendency of the transaction; and other factors described on page 3 of the company’s annual report on Form 10-K for the year ended Dec. 31, 2008, filed March 2, 2009, and in Part I, Item 1A of such annual report, as updated in Part II, Item 1A of the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009, in each case as filed with the SEC. The forward-looking statements speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Media Contact: Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Investor Contact: Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com